CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 14, 2003 appearing in the Annual Report on Form 10-KSB of Valde Connections, Inc. (formerly JDLPhotos.com, Inc.) for the year ended December 31, 2002 and to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Cordovano and Harvey, P.C.

Cordovano and Harvey, P.C.
Denver, Colorado
April 15, 2003